Exhibit 5.1

Our ref: RZB/661972.001

To:	Arcos Dorados Holdings Inc. PO Box 173, Kingston Chambers Road Town, Tortola, British Virgin Islands

26 March 2013

Dear Sirs

Arcos Dorados Holdings Inc. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have been asked to provide this legal opinion in connection with the Company’s filing with the United States Securities and Exchange Commission of a Registration Statement on Form F-3 (the “Registration Statement”) for the purpose of registering under the United States Securities Act of 1933, as amended, up to a total of 2,272,551 Class A Shares, with no par value per share, of the Company (the “Shares”) held by or on behalf of Goldman Sachs International, which may be offered and sold to the public from time to time by Goldman Sachs & Co. (the “Underwriter”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
An extract from the minutes of the meeting of the Board of Directors of the Company held on 6 March 2013 at which, amongst other things, resolutions were passed approving the Offering as documented by the Registration Statement and the Company's negotiation of and entry into the Registration Agreement (as defined below) and the transfer of the Shares as contemplated thereby (the "Resolutions").

1.2
A registered agent's certificate dated  25 March 2013, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate") which exhibits a copy of the register of members of the Company as maintained by Continental Stock Transfer & Trust Company (the “Register of Members”).

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 25 March 2013, including the Company's Certificate of Incorporation and its Memorandum and Articles of

Association (as amended and restated and as registered on 17 March 2011) (the "Memorandum and Articles").

1.4	A Certificate of Good Standing issued by the Registrar of Corporate Affairs (the "Certificate of Good Standing").

1.5	The Registration Statement.

1.6	The registration agreement to be made between the Company and the Underwriter (the "Registration Agreement").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter.  In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

2.4
That all public records of the Company which we have examined are accurate as to the factual matters contained therein and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete as to the factual matters contained therein and that such information has not since then been altered and that such searches did not fail to disclose any factual information which had been delivered for registration but did not appear on the public records as of the date hereof.

2.5	The completeness and accuracy of the Register of Members of the Company (as exhibited in the Registered Agent's Certificate).

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated with limited liability under the BVI Business Companies Act, 2004 (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2
The Company is authorised to issue a maximum of 420,000,000 Class A Shares with no par value of which 129,529,412 are in issue and outstanding, and 80,000,000 Class B Shares with no par value all of which are in issue and outstanding.

3.3	The Shares to be offered in accordance with the Registration Statement are duly authorised, fully paid and non assessable and have been validly issued.

3.4
The statements under the heading “Description of Capital Stock” of the Registration Statement insofar and to the extent that they constitute a summary or description of the laws and regulations of the British Virgin Islands and a summary of the terms of the share capital and the Memorandum and Articles of Association of the Company are true and correct in all respects and nothing has been omitted from such statements which would make them misleading in any material respect.

3.5	The statements under the caption “Taxation” in the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2
The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.3
Under section 42 of the Act, the entry of the name of a person in the Register of Members as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.  A third party interest in the shares in question would not appear.  An entry in the Register of Members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

4.5
In this opinion "non-assessable" means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the Memorandum and Articles and any liability to repay a distribution under the Act.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement and all amendments and supplements thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

Yours faithfully

/s/ Maples and Calder

Maples and Calder